BS AND MR PROJECT MANAGEMENT AND BUSINESS DEVELOPMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated 22 February 2010 and is entered into by and between Blue Sphere Corporation, a corporation organised under the laws of Nevada (together with its affiliates, “BS”), and Mark Radom, an individual residing in Israel (“MR”). Reference is made to the MPV and Blue Sphere Corporation Assignment and Conveyance Agreement dated of even date herewith between BS and Carbon MPV Limited (the “AC Agreement”). Capitalised terms used but not defined herein have the meanings assigned to such terms in the AC Agreement.

Whereas, Carbon MPV Limited has assigned and conveyed to BS its right, title and interest in, to and under the Potential Projects pursuant to the AC Agreement; and

Whereas, BS desires to retain MR as an independent contractor to perform project management services with respect to such Projects and to identify and source new Projects and MR accepts and agrees to such retention;

Now, therefore, in consideration of the mutual premises and covenants contained herein, and subject to the terms and conditions hereof, and intending to be legally bound, the parties hereto agree as follows:

1.          Project Management Services and Business Development

1.1	On the terms and subject to the conditions of this Agreement, BS hereby enlists and retains MR as an independent contractor to perform (or procure the performance of) all work (or part of it, as requested by BS) necessary or desirable with respect to Projects that are assigned and conveyed to BS in such a manner as to ensure a smooth and successful implementation and to expedite and optimize registration and receipt of carbon credits and receipt of other revenues therefrom; among other things, such services will include selecting third-party services, goods and technology providers, overseeing the registration process, overseeing the project implementation and managing the relationship between and respective performance by of all participating parties and the generation of new business relating to carbon credit and ecological projects (the “Services”). MR will have the right to use its reasonable discretion in making decisions regarding the performance of the Services subject to a pre-agreed action plan and to prior consultation with BS, whose decision in its sole discretion in such matters will be final. MR will report to BS on a day to day ongoing basis on work performed and on any event that may affect its business. The reporting method will be defined by the parties at a later stage.

1.2	Respecting the generation of new business relating to carbon credit and ecological projects, BS and MR will use their best efforts to develop guidelines and/or criteria, which MR will follow in incurring any expense toward developing new business.

1.3	MR acknowledges and agrees that the generation of new business relating to carbon credit and ecological projects is performed for behalf of BS for compensation and consequently all new potential projects or project leads of any nature generated by MR shall be the sole exclusive property of BS and all information related thereto shall be considered to be the Confidential Information (as defined below) of BS.

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1.4	In exchange for the provision of such management and business development services, BS agrees to cover and pay for 100% of the reasonable costs and expenses to be incurred by MR in the course of providing such services according to a pre-agreed budget and procedure to be agreed by the parties in writing. While it is envisioned that such costs will primarily consist of travel, accommodation, telecommunication and office expenses, the parties acknowledge and agree that other costs of an unknown nature may arise in the course of managing the Projects. In addition to covering 100% of such costs and expenses incurred by MR acting pursuant to the agreed procedures of the parties as shall be established, subject to the following sentence, BS will pay MR US$7,000 per month (the “Advance Payment”) in accordance with instructions to be provided by MR and agreed upon by BS and continuing until the earlier of (i) this Agreement is terminated in accordance with its terms or (ii) until the date on which income from carbon credits is generated. It is agreed that, in the event that the U.S. dollar falls in value as of the date hereof against the Israeli shekel by 10% or more, the Advance Payment amount (i.e., U.S. $7,000 per month) shall be adjusted upward to compensate MR for the exchange rate change. Any amounts constituting the Advance Payment paid to MR pursuant to this Section 1.4 shall be deducted from the first (and if necessary subsequent) cash to be paid to MR pursuant to Section 1.2 of the AC Agreement. For the avoidance of doubt, it is agreed that BS will continue to pay 100% of the reasonable costs and expenses to be incurred pursuant to this Agreement pursuant to the pre-approved budget and as long as the expenses are made according to BS procedures for so long as this Agreement is in force.

1.5	The Fee is inclusive of all applicable Taxes. “Taxes” are defined as - all taxes applicable to the transaction contemplated hereunder or resulting therefrom, including, without derogating from the generality of the above, income taxes, profit taxes, withholding taxes and any other compulsory payment applicable under any applicable law. In addition, BS shall have the right to deduct or withhold from any fee to be paid, any such taxes, charges or levies, in respect of which such deduction or withholding is required to be made according to any applicable law or jurisdiction.

1.6	BS will include MR in a future grant of options to employees and will be considered a senior manager for the purpose of such grant. .

1.7	MR agrees that it will keep confidential and not disclose to (and require its representatives or any parties it works with in connection with any transaction to keep confidential and not disclose to) any other person any information that it receives that is designated as confidential as well as information derived therefrom (“Confidential Information”) unless authorised to do so by the BS or required to do so by law. MR acknowledges and agrees that the generation of new business relating to carbon credit and ecological projects is performed for behalf of BS for compensation and consequently all new potential projects or project leads of any nature generated by MR shall be the sole exclusive property of BS and all information related thereto shall be considered to be the Confidential Information (as defined below) of BS. MR further agrees to refrain from taking any action (and to cause its representatives or any parties it works with in connection with any transaction to refrain from taking any action) using the Confidential Information that will have the effect or the potential effect of circumventing or pre-empting, to any degree, the disclosing party’s full and unfettered use of and benefit from its Confidential Information. MR shall only put any of such Confidential Information to its own use after receiving proper, explicit and prior authorization from BS, in writing, to do so. It is hereby agreed that (i) the identity of any financier or investor providing finance for any transaction contemplated hereby is Confidential Information and (ii) MR shall not make any use whatsoever of the contacts brought by BS, including its clients, government officials, facilitators or any parties using these connections unless it has BS’s consent thereto.

2.          Covenants

2.1	Each party shall render assistance in handling applications for approvals, permits and licenses and similar formalities necessary for the establishment and operation of their legal and commercial relationship.

2.2	Each party agrees to execute, on request, all other documents and instruments as the other Party shall reasonably request, and to take any actions, which are reasonably required or desirable to carry out obligations imposed under, and effect the purposes of, this Agreement.

2.3	Each party agrees to use its reasonable commercial efforts to accomplish the purpose of this Agreement and to comply with all applicable laws and regulations.

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2.4	MR represents and warrants that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or the rendering of the Services, or that would preclude him from complying with the provisions hereof and that he will not enter into any agreement or undertake any obligation which will create such a conflict of interests. Furthermore, MR hereby expressly certifies and represents that in performing the Services to BS he is not in breach of any obligation towards any third party.

3.          Entry into Force and Term

Subject to the following sentence, this Agreement shall enter into force from the date hereof and will terminate on the earlier of (i) 25 years from the date on which this Agreement enters into force or (ii) the Kyoto Protocol, as amended or extended, terminates or (iii) 15 April 2010 unless MPV delivers by such time to BS at least two signed Project agreements and two signed project memoranda of understanding.

After 15 April 2010, BS may terminate this Agreement on 90 days’ written notice to MR for any reason or no reason at all. After 1 March 2011, MR may terminate this Agreement on 90 days’ written notice to BS for any reason or no reason at all. Either party may terminate by written notice to the other party if the other party materially breaches this Agreement and fails to cure such breach within fourteen (14) calendar days of receiving written notice thereof. Any and all rights to accrued benefits or obligations to be performed after such time shall survive any termination hereof.

4.          Miscellaneous

No provision of this Agreement may be amended, modified or waived only in writing signed by MR or a duly authorized officer of BS. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, written or oral, between the parties or their affiliates or agents with respect to the subject matter hereof. The headings in this Agreement are for convenience of reference only, and shall not alter or affect the meaning of any provision. Each party acknowledges that it has not relied upon any representation of the other party, except for any representation made by such party under the express terms of this Agreement, in entering into and undertaking the obligations imposed by this Agreement. This Agreement shall be construed, interpreted and enforced in accordance with the substantive laws of Israel. The parties agree that any action brought to resolve any controversy arising under or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the courts of Israel and any court which may hear appeals from those courts in relation to any disputes arising out of or in connection with this Agreement. No Party shall be liable under this Agreement, for consequential, indirect, special, or punitive damages.

5.          Transfer to Affiliate

BS acknowledges that MR may open a new company and that, once opened and registered, BS agrees that MR may transfer and convey all of his rights, obligations, title and interest in, to and under this Agreement to such company without the need for any further action or consent on the part of BS (it being understood that such company will formally acknowledge such transfer and conveyance for its own internal purposes).

6.          Severability

Should any part of this Agreement be rendered or declared invalid by a court or arbitrator of competent jurisdiction, such invalidation of such part or portion of this Agreement will not invalidate the remaining portions thereof and they shall remain in full force and effect. It is further agreed that if part of this Agreement is determined to be invalid, either party may open negotiations solely with respect to a substitute for such part within two (2) weeks after such determination has been made.

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7           Independent Contractor

7.1 The relationship between BS and MR, or any on its behalf, is that of independent contractor. Neither MR nor any on its behalf shall be deemed to be the agents, partners or employees of BS. Neither Party shall have the right, power or authority to bind the other Party, enter into an agreement, grant a promise, provide warranties, guarantees or commitments, transact any business in the other Party's name or in its behalf or incur any liability for or on behalf of the other Party, and each Party shall remain an independent contractor and responsible for its own actions.

7.2 All employees, representatives, subcontractors or any person engaged, by MR subject to the terms hereof, will be deemed under the complete control of MR and notwithstanding anything to the contrary, this Agreement will not be interpreted as creating any contractual relationship, including employment relationship, between any such employee, representative or subcontractor or any such other person and BS. MR shall be solely responsible for the safety of its own employees, representatives or subcontractors or any such other person, at all times during the performance of the Services.

7.3 In the event that MR, or any on its behalf, shall claim, and a competent court determines pursuant to such claim, the existence of an employment relation between BS and MR or any on its behalf, despite the Parties' explicit intention as reflected in this Agreement, and consequently resolves that MR, or any on its behalf, is an employee of BS and therefore is entitled to further payments or benefits, then MR agrees to indemnify BS and hold BS harmless from any liability, damages or costs (including reasonable attorney's fees) incurred by BS as a result of such claim.

7.4 MR hereby warrants and represents that it is aware that BS has entered into this Agreement in reliance on MR's status as an independent contractor, as set forth in Section 7.1 .

7.5 MR shall not be entitled to exclusivity in the provision of the Services and BS shall be entitled at its sole discretion to request any other entity to provide the Services.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Mark Radom

Blue Sphere Corporation

By:
Title: CEO

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